Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Rent-A-Center, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-32296, 333-40958, 333-62582, 333-136615, 333-139792, 333-145121, 333-171926, and 333-211859) on Form S-8 of Rent-A-Center, Inc. of our report dated March 1, 2019, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Rent-A-Center, Inc.

/s/ KPMG LLP

Dallas, Texas
February 26, 2021